Exhibit 99.1

NEWS RELEASE for March 2, 2011 at 4:00 PM EST

Contact:	Allen & Caron Inc	Gail M. Sasaki
	Jill Bertotti (investors)	Chief Financial Officer
	jill@allencaron.com	Netlist, Inc.
	Len Hall (media)	(949) 435-0025
len@allencaron.com
(949) 474-4300

NETLIST REPORTS FOURTH QUARTER, YEAR-END RESULTS

Year-over-Year Revenues for Fourth Quarter and Year Up 51 Percent and 105 Percent, Respectively;
Gross Profit Increases 94 Percent and 230 Percent, Respectively

IRVINE, CA (March 2, 2011) . . . Netlist, Inc. (NASDAQ: NLST) today reported financial results for the fourth quarter and fiscal year ended January 1, 2011.

Revenues for the fourth quarter ended January 1, 2011, were $10.1 million, up 51 percent from revenues of $6.7 million for the fourth quarter ended January 2, 2010.  Gross profit for the fourth quarter ended January 1, 2011, was $3.3 million, or 32.6 percent of revenues, up 94 percent from a gross profit of $1.7 million, or 25.1 percent of revenues, for the fourth quarter ended January 2, 2010.

Net loss for the fourth quarter ended January 1, 2011, was $3.2 million, or $0.13 loss per share, compared to a net loss in the prior year period of $3.0 million, or $0.15 loss per share.  These results include stock-based compensation expense in the fourth quarter ended January 1, 2011, of $0.3 million compared with $0.3 million in the prior year period.

Revenues for the year ended January 1, 2011, were $37.9 million, up 105 percent from revenues of $18.5 million for the year ended January 2, 2010.  Gross profit for the year ended January 1, 2011, was $9.9 million, or 26.3 percent of revenues, up 230 percent from gross profit of $3.0 million, or 16.0 percent of revenues for the year ended January 2, 2010.

Net loss for the year ended January 1, 2011, was $15.1 million, or $0.64 loss per share, compared to a net loss in the prior year of $12.9 million, or $0.65 loss per share.  The increased loss was primarily attributable to higher engineering, sales and marketing costs associated with technology development, and sampling and qualification efforts at various OEMs and end-users. These results include stock-based compensation expense for both years of $1.5 million.

As of January 1, 2011, cash, cash equivalents, and investments in marketable securities were $15.9 million, total assets were $32.7 million, working capital was $17.6 million, total debt was $1.7 million, and stockholders’ equity was $21.8 million.

Chief Executive Officer C.K. Hong said, “We are very encouraged with the progress during the fourth quarter and the year and anticipate continued growth in 2011, especially as challenges in memory capacity and performance continue to emerge across industry segments.”

Conference Call Information

As previously announced, Netlist is conducting a conference call today to be broadcast live over the Internet at 5:00 pm Eastern Time to discuss and review the financial results for the fourth quarter and year ended January 1, 2011.  The dial-in number for the call is 1-877-941-2068.  The live webcast and archived replay of the call can be accessed in the Investors section of Netlist’s website at www.netlist.com.

About Netlist:

Netlist, Inc. designs and manufactures high-performance, logic-based memory subsystems for datacenter server and high-performance computing and communications markets. Netlist’s flagship products include HyperCloud Memory, which breaks traditional memory barriers and NVvault, a flash memory-based subsystem that enables data retention weeks following a disaster. The memory technologies are developed for applications in which high-speed, high-capacity memory, enhanced functionality, small form factor, and heat dissipation are key requirements. These applications include tower-servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations, and telecommunication equipment.  Founded in 2000, Netlist is headquartered in Irvine, California with manufacturing facilities in Suzhou, People’s Republic of China.  For more information, visit the company’s website at www.netlist.com.

Safe Harbor Statement:

This news release contains forward-looking statements regarding future events and the future performance of Netlist, including statements regarding Netlist’s anticipated growth and industry trends. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, continuing development, qualification and volume production of NVvault™ and HyperCloud™; the rapidly-changing nature of technology; risks associated with intellectual property, including the costs and unpredictability of litigation over infringement of our intellectual property and the possibility of patents being reexamined by the United States Patent and Trademark Office; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer acceptance of, and demand for, our existing products and products under development, including uncertainty of and/or delays in product orders and product qualifications; delays in the Company’s and its customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components and vendors in the supply chain; fluctuations in the market price of critical components; evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s quarterly report on Form 10-Q filed on November 16, 2010, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time. Except as required by law, Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

Netlist, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	January 1,	January 2,	January 1,	January 2,
	2011	2010	2011	2010

Net sales	$10,096	$6,698	$37,855	$18,479
Cost of sales(1)	6,807	5,015	27,910	15,522
Gross profit	3,289	1,683	9,945	2,957
Operating expenses:
Research and development(1)	3,606	2,464	14,762	8,083
Selling, general and administrative(1)	2,878	2,133	11,041	8,303
Total operating expenses	6,484	4,597	25,803	16,386
Operating loss	(3,195)	(2,914)	(15,858)	(13,429)
Other income (expense):
Interest (expense) income, net	(43)	4	(42)	79
Other (expense) income, net	—	(109)	71	25
Total other income (expense), net	(43)	(105)	29	104
Loss before tax benefit	(3,238)	(3,019)	(15,829)	(13,325)
Income tax benefit	(1)	(3)	(714)	(412)
Net loss	$(3,237)	$(3,016)	$(15,115)	$(12,913)
Net loss per common share:
Basic and diluted	$(0.13)	$(0.15)	$(0.64)	$(0.65)
Weighted-average common shares outstanding:
Basic and diluted	25,188	19,945	23,779	19,876

(1)  Amounts include stock-based compensation expense as follows:

Cost of sales	$9	$11	$42	$224
Research and development	60	39	357	301
Selling, general and administrative	192	207	1,083	960

MORE-MORE-MORE

Netlist, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	January 1,	January 2,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$14,210	$9,942
Investments in marketable securities	824	3,949
Accounts receivable, net	6,451	4,273
Inventories	4,509	2,232
Prepaid expenses and other current assets	1,396	854
Total current assets	27,390	21,250

Property and equipment, net	4,077	4,779
Long-term investments in marketable securities	890	941
Other assets	337	221
Total assets	$32,694	$27,191

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,256	$4,057
Accrued payroll and related liabilities	1,762	1,706
Accrued expenses and other current liabilities	454	1,231
Accrued engineering charges	638	661
Current portion of long-term debt	674	108
Current portion of deferred gain on sale and leaseback transaction	—	108
Total current liabilities	9,784	7,871
Long-term debt, net of current portion	1,063	51
Total liabilities	10,847	7,922

Commitments and contingencies

Stockholders’ equity:
Common stock	25	20
Additional paid-in capital	89,074	71,332
Accumulated deficit	(67,141)	(52,026)
Accumulated other comprehensive loss	(111)	(57)
Total stockholders’ equity	21,847	19,269
Total liabilities and stockholders’ equity	$32,694	$27,191

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